As filed with the Securities and Exchange Commission on December 5th, 2014

Registration No. 333-103285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCUR TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	601 108th Avenue NE, Suite 1000	91-1608052
(State or Other Jurisdiction of Incorporation or Organization)	Bellevue, Washington 98004 (Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Francis J. Pelzer V

Chief Financial Officer

Concur Technologies, Inc.

601 108th Avenue NE, Suite 1000

Bellevue, Washington 98004

(425) 702-8808

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Horace L. Nash, Esq.

Fenwick & West LLP

801 California Street

Mountain View, CA 9441

(650) 988-8500

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

Concur Technologies, Inc. (“Company”) is filing this Post-Effective Amendment to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and any other securities issuable by the Company, pursuant to the Registration Statement on Form S-3, File No. 333-103285, filed with the U.S. Securities and Exchange Commission on February 18, 2003, and subsequently amended, pertaining to the registration of 4,695,288 shares of Common Stock.

Effective on December 4, 2014, pursuant to the Agreement and Plan of Merger, dated as of September 18, 2014, by and among the Company, SAP America, Inc., a Delaware corporation (“Parent”), and Congress Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (“Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to deregister all of such securities of the Company registered under the Registration Statement that remained unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, State of Washington, on the 5th day of December, 2014. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CONCUR TECHNOLOGIES, INC.

By:	/s/ Francis J. Pelzer V
Name:	Francis J. Pelzer V
Title:	Chief Financial Officer